EXHIBIT B


                                            NO. OF SHARES TO BE SOLD IN       NO. OF SHARES TO
                                             THE EVENT THAT THE TENDER      WHICH THE PUT OPTION
NAME OF SHAREHOLDER   NO. OF AREL SHARES      OFFER SHALL TAKE PLACE              RELATES
-------------------   ------------------      ----------------------              -------
Hagit & Shimon Klier       331,822                    31,822                      300,000
Zvi Klier                  107,102                    47,102                       60,000
Niri Klier                 100,000                    50,000                       50,000
Ehud Klier                  87,000                    37,000                       50,000
Noam Klier                  91,990                    31,990                       60,000
Rachel Bin-Nun             235,329                       ---                      235,329